Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 28, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Tuesday Morning Corporation on Form 10-K for the year ended July 2, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Tuesday Morning Corporation on Form S-3 (File Nos. 333-84496, 333-108275 and 333-147103), on Form S-8 (File Nos. 333-214880, 333-200779, 333-185314, 333-159035, 333-79441, 333-90315, 333-117880, 333-145811, 333-256303, 333-256305 and 333-259563) and Form S-1 (File No. 333-256315).

/s/ Grant Thornton LLP

Dallas, Texas

September 28, 2022